EXHIBIT 10.10

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                           PURCHASE AND SALE AGREEMENT


                                 by and between


                             RIDGELAKE ENERGY, INC.

                            a Louisiana corporation,


                                       and


                           PETROREAL MAIN PASS L.L.C.,

                      a Delaware Limited Liability Company






                            Main Pass Block 59 Field

                             Effective March 1, 2004


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                                TABLE OF CONTENTS


ARTICLE 1:  PURCHASE AND SALE................................................1

      1.1   Purchase and Sale of 5/7ths Assets...............................1
      1.2   Treatment of Sale for Tax Purposes...............................2

ARTICLE 2:  PURCHASE PRICE...................................................3

      2.1   Purchase Price; Method of Payment................................3
      2.2   Adjustments to Purchase Price....................................3
      2.3   Deposit..........................................................4
      2.4   Post-Closing Adjustment..........................................4

ARTICLE 3:  OPTION TO PURCHASE...............................................4

      3.1   Option to Purchase of 2/7ths.....................................4
      3.2   AFE Adjustment to Purchase Price.................................5
      3.3   Consideration for Option.........................................5
      3.4   Other Conditions Applicable to 2/7ths Interest...................5

ARTICLE 4:  TITLE MATTERS....................................................5

      4.1   Access to Records and Properties.................................5
      4.2   Approvals and Consents...........................................6
      4.3   Notice to Holder of Preferential Purchase Rights.................6
      4.4   Exercise of Preferential Purchase Rights.........................6
      4.5   Risk of Loss.....................................................6
      4.6   Title, and Physical and Environmental Condition..................6

ARTICLE 5:  REPRESENTATIONS AND WARRANTIES OF SELLER.........................7

      5.1   Existence........................................................7
      5.2   Power............................................................7
      5.3   Authorization....................................................7
      5.4   Brokers..........................................................7
      5.5   Foreign Person...................................................7
      5.6   Environmental Matters............................................8
      5.7   Consents.........................................................8
      5.8   Imbalances.......................................................8
      5.9   Agreements to Sell or Mortgage...................................8
      5.10  Schedules and Exhibits...........................................8
      5.11  Tools and Spare Parts............................................9
      5.12  Permits, Licenses, Etc...........................................9
      5.13  No Warranties....................................................9

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      5.14  Taxes............................................................9
      5.15  Compliance.......................................................9
      5.16  Records.........................................................10
      5.17  Permits.........................................................10
      5.18  Absence of Modifications........................................10
      5.19  Absence of Breach...............................................10
      5.20  Litigation......................................................10
      5.21  To the Best of Knowledge........................................11
      5.22  Material Affect or Material Adverse Affect......................11
      5.23  Tax Partnership Provisions......................................11

ARTICLE 6:  REPRESENTATIONS AND WARRANTIES OF PURCHASER.....................11

      6.1   Existence.......................................................11
      6.2   Power...........................................................11
      6.3   Authorization...................................................11
      6.4   Brokers.........................................................12
      6.5   Further Distribution............................................12
      6.6   Matters Affecting Governmental Approval.........................12
      6.7   Consents........................................................12
      6.8   Inspections; Independent Evaluation.............................12
      6.9   Tax Partnership Provisions......................................13

ARTICLE 7:  PRE-CLOSING OBLIGATIONS OF SELLER...............................13

      7.1   Operations......................................................13
      7.2   Permissions.....................................................13
      7.3   Exclusivity.....................................................13

ARTICLE 8:  PRE-CLOSING OBLIGATIONS OF PURCHASER............................14

      8.1   Confidentiality.................................................14
      8.2   Return of Data..................................................14
      8.3   Indemnity Regarding Access......................................14

ARTICLE 9:  SELLER'S CONDITIONS OF CLOSING..................................14

      9.1   Representations and Warranties..................................15
      9.2   Performance.....................................................15
      9.3   Officer's Certificate...........................................15
      9.4   Pending Matters.................................................15
      9.5   MMS Bonds.......................................................15

ARTICLE 10: PURCHASER'S CONDITIONS OF CLOSING...............................15

      10.1  Representations and Warranties..................................15


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      10.2  Performance.....................................................15
      10.3  Officer's Certificate...........................................16
      10.4  Pending Matters.................................................16
      10.5  Litigation......................................................16
      10.6   Farmout Production Call Waiver.................................16
      10.7   Crude Price....................................................16
      10.8   Chevron's Consent..............................................16

ARTICLE 11: CLOSING.........................................................16

      11.1  Time and Place of Closing.......................................16
      11.2  Closing Obligations.............................................16

ARTICLE 12: ADDITIONAL AGREEMENTS...........................................17

      12.1  Calculation of Final Adjusted Purchase Price....................17
      12.2  Receipts and Credits............................................18
      12.3  Assumption of Liabilities; Cross Indemnity......................19
      12.4  Further Assurances..............................................20
      12.5  Governmental Approvals..........................................20
      12.6  Further Indemnity...............................................20

ARTICLE 13: TERMINATION.....................................................21

      13.1   Right of Termination...........................................21
      13.2  Effect of Termination...........................................21
      13.3  2/7ths Interest Exclusion.......................................21

ARTICLE 14: TAXES...........................................................22

      14.1  Sales Taxes.....................................................22
      14.2  Other Taxes.....................................................22
      14.3  Cooperation.....................................................22

ARTICLE 15: DOCUMENT RETENTION..............................................23

      15.1  Inspection......................................................23
      15.2  Destruction.....................................................23

ARTICLE 16: INDEPENDENT INVESTIGATION AND DISCLAIMER........................23

      16.1  Independent Investigation and Disclaimer........................23





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ARTICLE 17: ENVIRONMENTAL MATTERS...........................................24

      17.1  Physical and Environmental Conditions...........................24
      17.2  NORM............................................................25
      17.3  General Environmental Indemnity.................................25

ARTICLE 18: MISCELLANEOUS...................................................26

      18.1  Governing Law...................................................26
      18.2  Entire Agreement................................................26
      18.3  Waiver..........................................................26
      18.4  Captions........................................................26
      18.5  Assignment......................................................26
      18.6  Notices.........................................................26
      18.7  Expenses........................................................27
      18.8  Severability....................................................27
      18.9  Publicity.......................................................27
      18.10 No Third-Party Beneficiary......................................28
      18.11 Survival; Limitation of Liability...............................28
      18.12 Counterparts; Exhibits..........................................28
      18.13 Conflict With Assignment........................................28















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                           PURCHASE AND SALE AGREEMENT


            This Purchase and Sale Agreement ("Agreement") is made and entered into this ____ day of May, 2004, by and between RIDGELAKE ENERGY, INC., a Louisiana corporation, with a place of business at 3636 North Causeway Boulevard, Suite 300, Metairie, Louisiana, 70002 ("Seller") and PETROREAL MAIN PASS L.L.C., a Delaware limited liability company, with a place of business at 400 Poydras Street, Suite 1100, New Orleans, Louisiana, 70130 ("Purchaser").

                                    RECITALS

            Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, certain oil and gas properties and related assets on the terms and conditions set forth in this Agreement.

            NOW, THEREFORE, for and in consideration of the premises and of the mutual covenants and agreements contained herein, Seller and Purchaser hereby agree as follows:

                                    ARTICLE 1
                                PURCHASE AND SALE

            1.1 Purchase and Sale of 5/7ths Assets. On the Closing Date (as defined in Article 11 hereinafter), but effective as of 7:00 a.m. Central Daylight Savings Time, March 1, 2004 (the "Effective Date"), subject to the terms and conditions of this Agreement, Seller agrees to sell and convey to Purchaser, and Purchaser agrees to purchase and pay for 5/7ths of Seller's right, title and interest in and to the following assets (Seller's undivided 5/7ths interest in such assets is hereinafter collectively, the "Assets"):

          (a)...The oil, gas and mineral leases described in Exhibit A (the "Leases"), the wells thereon described on Exhibit A-1 ("Wells") and pipeline(s) and platforms described on Exhibit A-2 ("Pipelines" and "Platforms"), together with all of Seller's rights in respect of any pooled, communitized or unitized acreage of which any such interest is a part (collectively, the "Leasehold Interests");

          (b)...To the extent same are specifically attributable or allocable to the Leasehold Interests, (i) all equipment and facilities (including without limitation all tanks, gathering lines, separating facilities, flowlines, buildings, structures, improvements, warehouses, processing plants, water lines, gas lines, machinery, separators, compressors, metering facilities, heater treaters, tools, pumping units and injection facilities), that, as of the Effective Date, are located on and used solely and directly in connection with the production or treatment of oil and gas from the Leasehold Interests (collectively, "Equipment"), (ii) all oil and gas and other hydrocarbons produced on or after the Effective Date, (iii)

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     to the  extent  same are  assignable  or  transferable  by  Seller  without restriction under applicable law or third-party agreements (without the payment of any funds or other consideration), all orders, contracts, agreements and other instruments described in Exhibit B (collectively, the
     "Listed   Agreements"),   (iv)  to  the  extent  same  are   assignable  or
     transferable by Seller under applicable law or third-party agreements (without the payment of any funds or other consideration), all easements, rights-of-way, surface leases, authorizations, permits and similar rights and interests, and (v) all orders, contracts, and agreements not listed on Exhibit B (the agreements referred to in subparts (iv) and (v) being collectively referred to as the "Unlisted Agreements"), and all other rights, privileges, benefits, and powers and obligations conferred or imposed upon Seller with respect to the Assets; provided however, the Purchaser does not expressly or impliedly assume any obligation under any of the Unlisted Agreements, except to the extent that Purchaser assumes the benefit of such agreement(s); and

          (c)...To the extent same are in the possession of or owned by Seller and specifically attributable or allocable to the Leasehold Interests, originals, to the extent available, or copies of the following records (collectively, the "Records"): (i) lease and land records, (ii) accounting books and records relating to the Assets, (iii) development geological records, (iv) operations, production and engineering records, (v) facility and well records, including without limitation all mud and open and cased hole well logs, and (vi) to the extent requested by Purchaser and to the extent Seller is reasonably capable of providing same, certain data base information.

            1.2 Treatment of Sale for Tax Purposes. Seller and Purchaser acknowledge and agree that Seller's right, title and interest in the Assets emanate from a Farmout Agreement effective November 30, 1998, between Seller and Chevron U.S.A. Production Company, a division of Chevron U.S.A., Inc. ("Chevron"), a Pennsylvania corporation, which agreement including exhibit D thereto and all amendments and modifications ("Farmout Agreement") are attached in globo as Exhibit C. Pursuant to Section 18 of the Farmout Agreement, Seller and Chevron have agreed to treat their relationship as a partnership (the "Tax Partnership") for tax purposes. As a result, for tax purposes, Seller and Purchaser agree that the sale pursuant to this Agreement shall be a sale of the partnership interest owned by Seller in the Tax Partnership.

                                    ARTICLE 2
                                 PURCHASE PRICE

            2.1 Purchase Price; Method of Payment. The purchase price for the Assets shall be Fifty-four Million and No/100 ($54,000,000.00) Dollars (the "Purchase Price"), which amount shall be adjusted as provided in Section 2.2 and paid at Closing by wire transfer of immediately available funds to an account designated by Seller, which designation shall be made not later than five (5) business days prior to the Closing.

            2.2 Adjustments to Purchase Price. The Purchase Price for the Assets shall be adjusted as follows (the resulting amount being herein referred to as the "Interim Adjusted Purchase Price"):

          (a)...The Purchase Price shall be increased by the amount of all expenses (allocable to Seller's gross working interest share) incurred and


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     paid or to be paid by or on behalf of Seller in  accordance  with  Seller's usual practice applied on a consistent basis that are attributable to the ownership or operation of the Assets and to the period of time from and after the Effective Date through Closing, including without limitation,
     lease  operating  expenses,   insurance  premiums,   capital  expenditures,
     royalties,  ad  valorem,   property  and  similar  taxes  and  assessments,
     severance, sales and production taxes (but excluding income taxes and franchise taxes), transportation, rentals and similar charges, amounts billed under applicable operating agreements and prepaid expenses.

          (b)...The Purchase Price shall be decreased by the amount of the Deposit, as defined hereinafter, and all proceeds (allocable to Seller's gross working interest share) earned and received or to be received by or on behalf of Seller (other than proceeds from the exercise by third parties of preferential rights to purchase all or any portion of the Leasehold Interests) that are attributable to the ownership or operation of the Assets and to the period of time from and after the Effective Date through Closing, it being agreed that such amount shall not include proceeds from the sale subsequent to the Effective Date of merchantable hydrocarbons in storage above the pipeline connection at the Effective Date.

          (c) ...No later than seven (7) business days prior to Closing, Seller shall prepare and furnish to Purchaser a Closing settlement statement ("Closing Statement") reflecting all adjustments and the Interim Adjusted Purchase Price. Each estimate shall be made in good faith and based on the best information available. The parties shall negotiate in good faith and attempt to agree on such estimated adjustments prior to Closing. In the event any estimated adjustment amounts are not agreed upon prior to Closing, the estimate of the Interim Adjusted Purchase Price for purposes of Closing shall be calculated based on Seller's and Purchaser's agreed upon estimated adjustments and Seller's good faith estimation of any disputed amounts.

          (d) ...A final settlement of the Purchase Price shall take place between Purchaser and Seller pursuant to and in accordance with the schedule set forth in Section 12.1 hereinafter.

            2.3   Deposit.

          (a) Within two (2) business days after execution of this Agreement, Purchaser will pay by wire transfer to Seller a deposit in the amount of One Million Seven Hundred Thousand and No/100 ($1,700,000.00), Dollars, (the "Deposit"), which, subject only to the specific exceptions set out in subparagraph (b), below, shall be non-refundable in the event that Closing (as defined in Section 11.1) does not occur.

          (b) Exceptions to Non-Refundability of Deposit. The Deposit shall not be refunded to Purchaser in whole or in part in the event that Closing fails to occur, unless the failure to close is as a result of one or more of the following occurrences:


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                  (1) As a result of the termination of this Agreement pursuant to the provisions of Section 4.4 hereof or as a result of Purchaser's termination of this Agreement pursuant to the provisions of Sections 4.5 or 13.1(b) the entire Deposit shall be refunded.

                  (2) As a result of Purchaser's termination of this Agreement pursuant to the provisions of Sections 10.6, 10.7 or 10.8 one-half (1/2) of the Deposit shall be refunded.

Any refund pursuant to this Article 2.3(b) shall be effected by wire transfer by the Seller to the Purchaser within two (2) business days after the termination of the Agreement pursuant to the provisions of this Section 2.3(b).

            2.4 Post-Closing Adjustment. Within five (5) business days after the final determination of the Adjusted Purchase Price ("Final Adjusted Purchase Price") in accordance with Section 12.1 or otherwise, Purchaser shall pay to Seller or Seller shall pay to Purchaser, as the case may be, the amount by which such Final Adjusted Purchase Price is greater than or less than, respectively, the Interim Purchase Price, in either case.

                                    ARTICLE 3
                               OPTION TO PURCHASE

            3.1 Option to Purchase of 2/7ths Interest. If Purchaser timely acquires from Seller the Assets, Purchaser shall have the option ("Option") to acquire the remaining 2/7ths of Seller's right, title and interest in and to the assets described in Section 1.1(a), (b) and (c) ("2/7ths Interest") for the sum of Eighteen Million and No/100 ($18,000,000.00) Dollars at a Closing to be held on or before March 31, 2005. Purchaser shall notify Seller no less than twenty
(20) days before the date Purchaser desires to take title to the 2/7ths Interest. Purchaser's failure to timely exercise the Option, including payment of its Purchase Price, shall result in the Option lapsing and ceasing to have any further force and effect. Purchaser may elect to acquire the 2/7ths Interest at the Closing as defined in Section 11.1 hereof subject to the applicable provisions of this Article 3.

            3.2 AFE Adjustment to Purchase. In addition to other adjustments to the Purchase Price for the 2/7ths Interest, in the event Chevron issues any Authorization for Expenditures ("AFE") for drilling wells and/or for facilities, other than for the construction of that certain pipeline ("Proposed Pipeline") in the Mass Pass 59 Field more fully described on Exhibit D and Seller elects to participate therein, Seller shall pay its proportionate share thereof relative to the 2/7ths Interest and such sum(s) shall be added to the Purchase Price for the 2/7ths Interest.

            3.3 Consideration for Option23.3 Consideration for Option. Purchaser, in consideration for the Option, hereby agrees to and shall pay any and all costs relative to the 2/7ths Interest attributable to the Proposed Pipeline, and, such costs shall not be applied as a reduction to the Purchase Price to be paid for the 2/7ths Interest.

            3.4 Other Conditions Applicable to 2/7ths Interest. Except as specified herein, the terms and conditions of this Agreement relative to the sale of the Assets shall apply to Purchaser's acquisition of the 2/7ths Interest, including without limitation, the Effective Date, the adjustments to



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the Purchase Price reflected in Sections 2.2 and 2.4, the waiver of all title, physical and environmental defects, and the provisions of Article 10. Reference to the Deposit shall not apply to the 2/7ths Interest nor shall the provisions of Section 7.1. The provisions of Section 4.5 shall apply to the 2/7ths Interest, but only in respect to the period from Seller's receipt of Purchaser's notice of exercising the Option to the Option Closing. Additionally, Seller shall only notify Chevron about the Option in connection with giving the notice provided for in Section 4.3 hereof either by providing Chevron a copy of this Agreement, or including a reference to the Option in such notice. Notwithstanding anything contained herein to the contrary, the parties hereto recognize and acknowledge that in the event Purchaser exercises the Option, Seller shall notify Chevron pursuant to Section 4.3, unless Chevron has waived in writing such notice.

                                    ARTICLE 4
                                  TITLE MATTERS

            4.1 Access to Records and Properties. Within five (5) business days from the date hereof, Seller shall make available to Purchaser during Seller's normal business hours access to the Assets within Seller's possession or control, including all Records (excluding all financial information Seller may consider proprietary). Seller will contact the Operator of the Leasehold Interests to attempt to arrange access to Operator's records and the Leasehold Interests not under Seller's control. Seller's Records and Operator's records, if made available by Operator, shall be made available at their present location.

            4.2 Approvals and Consents. The only approvals, consents, notices and preferential rights of purchase affecting the transfer of the Assets by Seller to Purchaser, other than governmental approvals normally obtained after Closing, is the consent to assign from and preferential right of Chevron. Seller shall be responsible for attempting to obtain the release or waiver of Chevron's rights. Purchaser shall assist Seller in obtaining such release or waiver. In the event Chevron's consent to assign is not obtained by the Closing, the Closing Date shall be automatically extended for a period of thirty (30) calendar days. The obtaining of the approval by the Mineral Management Service ("MMS") to the transfer will be the responsibility of Purchaser after Closing; however, Seller shall cooperate and coordinate with Purchaser in such process.

            4.3 Notice to Holder of Preferential Purchase Rights. Seller shall send to Chevron a notice offering to sell to it in accordance with the contractual provisions applicable to such right, the Assets on the terms hereof, subject to adjustments in price in the same manner that the Purchase Price is adjusted pursuant to Article 2 of this Agreement.

            4.4 Exercise of Preferential Purchase Rights. If Chevron timely notifies Seller that it intends to consummate the purchase of the Assets pursuant to its preferential purchase right, then Seller shall return to Purchaser the Deposit and this Agreement shall be terminated and the parties hereto shall have no further rights hereunder, except that the confidentiality provisions contained herein shall remain in force and effect.



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            4.5 Risk of Loss. No adjustment to the Purchase Price shall be made if, after the Effective Date and prior to the Closing, any part of the Assets shall be destroyed or harmed by fire or any other cause or shall be taken by condemnation or the exercise of eminent domain, provided Purchaser shall be entitled to receive and is paid applicable insurance proceeds or condemnation awards (to the extent actually received by Seller). Notwithstanding the foregoing, if the value of such loss or taking equals or exceeds twenty (20%) percent of the Purchase Price for the applicable portion of the Assets (5/7ths or 2/7ths interest, as the case may be), Purchaser shall have the right and option to terminate this Agreement by notice to Seller given at or prior to Closing, in which event, Purchaser shall be entitled to a full refund of the Deposit pursuant to Section 2.3(b). If Purchaser terminates this Agreement pursuant to this Section 4.5, Purchaser shall not be entitled to any portion of the aforementioned insurance proceeds. Seller hereby agrees to maintain in force and effect the insurance scheduled as Exhibit E hereto until the Agreement is terminated or Purchaser assumes operations of the Assets.

            4.6 Title and Physical and Environmental Condition. Prior to entering into this Agreement, Purchaser has satisfied itself as to title to the Assets and their physical and Environmental condition and hereby accepts them "AS IS, WHERE IS" and waives any and all defects with respect thereto.

                                    ARTICLE 5
                    REPRESENTATIONS AND WARRANTIES OF SELLER

            Seller represents and warrants to Purchaser that:

            5.1 Existence25.1 Existence. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Louisiana and is duly qualified, with the United States Minerals Management Service ("MMS") and other governmental entities with jurisdiction, to hold title to the Assets.

            5.2 Power. Seller has the corporate power and authority to enter into and perform this Agreement and the transactions contemplated hereby. Subject to Chevron's rights or actions by governmental entities where the same are customarily obtained subsequent to the assignment of oil and gas interests and leases, the execution, delivery and performance of this Agreement by Seller, and the transactions contemplated hereby, will not violate (a) any provision of the certificate of incorporation or by-laws of Seller, (b) any material agreement or instrument to which Seller is a party or by which Seller or any of the Leasehold Interests are bound, (c) any judgment, order, ruling, or decree applicable to Seller as a party in interest, or (d) any law, rule or regulation applicable to Seller.

            5.3 Authorization. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered on behalf of Seller, and at the Closing all documents and instruments required hereunder to be executed and delivered by Seller shall have been duly executed and delivered. This Agreement does, and such documents and instruments shall, constitute legal, valid and binding obligations of Seller enforceable in accordance with their terms, subject, however, to the effect of bankruptcy, insolvency, reorganization,


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moratorium and similar laws from time to time in effect relating to the rights and remedies of creditors, as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

            5.4 Brokers. Seller has incurred no obligation or liability, contingent or otherwise, for brokers' or finders' fees in respect of the matters provided for in this Agreement that will be the responsibility of Purchaser; and any such obligation or liability that might exist shall be the sole obligation of Seller.

            5.5 Foreign Person. Seller is not a "foreign person" within the meaning of the Internal Revenue Code of 1986, as amended, (hereinafter called the "Code"), Section 1445 and 7701 (i.e. Seller is not a nonresident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined in the Code and any regulations promulgated thereunder).

            5.6 Environmental Matters. Seller has not received any notice of any legal or administrative proceeding against Seller, and to the best of Seller's knowledge, neither has the Operator of the Assets, with respect to the ownership or operation of the Assets prior to the Effective Date which alleges the violation of, or non-compliance with, any laws, rules or regulations of the United States or other governmental entity with jurisdiction pertaining to the protection of the environment (collectively, "Environmental laws"), nor any notice threatening any such proceeding. To the best of Seller's knowledge, the Assets have been operated in compliance with all such Environmental Laws.

            5.7 Consents. No consent, approval, permit, license or authorization of any governmental body is required in connection with the execution, delivery and performance of this Agreement by Seller other than with respect to approvals relating to Assets where title thereto is in the United States of America. No litigation, claims, administrative proceedings or other proceedings or governmental investigations are pending, or, to the best of Seller's knowledge, threatened, which would prevent or delay the execution, delivery or performance of this Agreement by Seller.

            5.8 Imbalances. As of the Effective Date, to the best of Seller's knowledge, the Assets are not overproduced or under-produced in any respect, and Seller has not received any "take-or-pay" or similar payments which obligate Seller to deliver any gas produced from or attributable to the Assets after the Effective Date without receiving full payment therefor at some time subsequent to the Effective Date. If, prior to the Closing, Seller actually receives any "take-or-pay" or similar payments which obligate Seller (or Purchaser) to deliver any gas produced from or attributable to the Assets after the Closing without receiving full payment therefor at some time subsequent to the Closing, Seller shall deliver the same to Purchaser at Closing. Any such payments received after the Closing attributable to gas produced after the Closing shall be paid to Purchaser promptly upon receipt.

            5.9 Agreements to Sell or Mortgage. Except for preferential rights to purchase, Seller has not agreed to sell or encumber the Assets to any party other than Purchaser, and Seller has not created, nor caused to be created, during the period February 26, 2004 to Closing, any liens (excluding any unasserted or inchoate materialmen's, mechanics' or similar liens or charges arising in the ordinary course of business and operation of the Assets), mortgages, encumbrances or other burdens in, on or affecting the Assets.

            5.10 Schedules and Exhibits. Without limiting Purchaser's right to object to material changes made therein, all schedules and exhibits attached or which may later be attached shall be updated to Closing.

            5.11 Tools and Spare Parts. Seller and Purchaser have agreed that the Assets include all of Seller's interest in any tools and spare parts on the Assets and that Seller will not remove therefrom any such items located thereon.

            5.12 Permits, Licenses, Etc. To the best of Seller's knowledge, Seller, and/or Operator holds all permits, approvals, bonds, licenses or other consents of any governmental authority necessary to operate such Assets, in the manner presently operated by it where the failure to do so would have a material adverse effect on the Assets. Seller does not represent or warrant that Purchaser has any right to become Operator of the Assets.

            5.13 No Warranties. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT THE ASSETS ARE TO BE SOLD AS IS, AND Seller MAKES NO WARRANTY, EXPRESS OR IMPLIED, IN FACT OR BY LAW, WHETHER OF OPERATING CONDITION, SAFETY, COMPLIANCE WITH GOVERNMENT REGULATIONS, MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSES, CONDITION OR OTHERWISE, CONCERNING ANY OF SUCH ASSETS. ALL WELLS, PERSONAL PROPERTY, MACHINERY, EQUIPMENT AND FACILITIES THEREIN, THEREON AND APPURTENANT THERETO TO BE CONVEYED BY Seller AND ACCEPTED BY PURCHASER PRECISELY AND ONLY "AS IS, WHERE IS" AND Seller DOES NOT WARRANT THEM TO BE FREE FROM REDHIBITORY VICES OR DEFECTS NOR WILL Seller WARRANT AGAINST EVICTION THEREFROM. The Assets shall be conveyed without any warranties or representation by Seller, express or implied, with respect to title, condition, fitness for any purpose or otherwise, except Seller shall warrant its title to the Leasehold Interests against anyone asserting an adverse claim against such Leasehold Interests, by, through or under Seller's own acts, but not otherwise and with full substitution and subrogation in and to all covenants and warranties of Seller's predecessors in title.

            5.14 Taxes. To the best of Seller's knowledge, the Assets are not subject to liens for taxes other than taxes not due and payable or being contested in good faith. Seller has filed when due all income, excise and other tax returns and reports with respect to the Assets. Seller has paid all taxes reflected as due on all returns filed with respect to the Assets. Seller has no knowledge of any pending, threatened or proposed tax audits, assignments or claims from taxing authorities for deficiencies, penalties or interests against Seller or the Operator of the Assets. Except as set forth on Schedule 5.14, Seller knows of no basis for any such audit, assessment or claim.

            5.15 Compliance. The Assets operated by Seller have been operated in accordance with all material rules and regulations of all governmental authorities having or asserting jurisdiction relating to the ownership and operation of the Assets, including the production of hydrocarbons attributable thereto, and to the best of Seller's knowledge, Operator has likewise as to the Assets operated by Operator. There are no calls on Seller's share of production, except as may be disclosed by the Leases described on Exhibit A and any agreement described on Exhibit B hereto.

            5.16 Records. The Records include all applicable written agreements, correspondence, reports, required safety plans, compliance statements or other documents of which Seller is aware that affect the Assets; all orders, contracts and agreements that materially affect the Assets are listed on Exhibit B hereto, including, but not limited to, applicable operating agreements, joint venture agreements, tax partnership agreements, product purchase and sale agreements, farmout agreements and "area of mutual interest" agreements. Seller's working and associated revenue interests in the Leases are not subject to reduction by reversionary or back-in interests held by others except to the extent as described by agreements listed on Exhibit B hereto. Seller is not aware of any Unlisted Agreement which would have a material affect on the ownership or operation of the Assets, or commit Seller to making any payment not typically made in the historical practice of operating the Assets.

            5.17 Permits. Seller obtained all permits, licenses and other authorizations which are presently required under federal, state and local laws for the operation of the Assets operated by Seller, or with respect to pollution or protection of the environment relating to the Assets operated by Seller, including laws relating to actual or threatened emissions, discharges or releases of pollutants, raw materials, products, contaminants or hazardous or toxic materials, surface water, ground water or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or hazardous or toxic materials or wastes, except to the extent the failure to obtain or file such permits, licenses and other authorizations would not result in, or reasonably be expected to result in any material liability or loss to Purchaser or the Assets or materially adversely affect the ability to operate same. To the best of Seller's knowledge, the foregoing representations would be true with respect to the Assets operated by Operator.

            5.18 Absence of Modifications. Seller has not received notice of any proposed or contemplated modifications of any existing drilling or production unit or units or the establishment of new drilling or production units affecting the Assets or amendments to or modifications or revisions of the unit agreement or order establishing same.

            5.19 Absence of Breach. Neither Seller and, to the best of its knowledge, nor Operator is in breach under the Leases, the Listed Agreements, the Unlisted Agreements, or Assets or any laws, regulations, rules, decrees or orders relating thereto, except for possible minor oversights which would not result in, or reasonably be expected to result in, any material liability or loss to Purchaser or the Assets or adversely affect the ability to operate same.

            5.20 Litigation. There is no claim, demand, legal action, administrative proceeding, lawsuit, governmental inquiry or investigation relating to the Assets pending or, to the best of Seller's knowledge, threatened. There are no bankruptcy, reorganization or arrangement proceedings pending or threatened against Seller or, to the knowledge of Seller being contemplated.

            5.21 To the Best of Knowledge. As used herein, the phrase "to the best of Seller's knowledge" or words of like import shall mean that no present officer, director, or shareholder or employee (with management or supervisory responsibility over the subject matter qualified by that phrase) of Seller has any knowledge inconsistent with the statements qualified by that phrase.

            5.22 Material Affect or Material Adverse Affect. As used in this Agreement, unless expressly indicated otherwise, the phrase "material affect" or "material adverse affect" or phrases of similar import including the word "material", shall mean, in respect to the events or conditions qualified thereby, resulting in, or reasonably expected to result in, an aggregate loss, cost, expense or economic consequence in excess of $1 million).

            5.23 Tax Partnership Provisions. Seller represents that the sale contemplated by this Agreement may cause the Tax Partnership existing between Seller and Chevron under the Farmout Agreement to terminate pursuant to Section 708(b)(1)(B) of the Internal Revenue Code ("IRC").

                                    ARTICLE 6
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

            Purchaser represents and warrants to Seller that:

            6.1 Existence. Purchaser is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, its domicile and its principal place of business and at or prior to the Closing Date, Purchaser will be duly qualified with the United States MMS and other governmental entities with jurisdiction over the Assets to own federal leases in and carry on its business in the OCS Gulf of Mexico.

            6.2 Power. Purchaser has the power and authority to enter into and perform this Agreement and the transactions contemplated hereby. Subject to consent by, required notices to, and filings with or other actions by governmental entities where the same are customarily obtained subsequent to the assignment of oil and gas interests and leases, the execution, delivery and performance of this Agreement by Purchaser, and the transactions contemplated hereby, will not violate (a) any provision of the Articles or by-laws of Purchaser, (b) any material agreement or instrument to which Purchaser is a party or by which Purchaser is bound, (c) any judgment, order, ruling, or decree applicable to Purchaser as a party in interest, or (d) any law, rule or regulation applicable to Purchaser.

            6.3 Authorization. The execution, delivery and performance of this Agreement and the transactions contemplated hereby have been duly and validly authorized by all requisite action on the part of Purchaser. This Agreement has been duly executed and delivered on behalf of Purchaser, and at the Closing all documents and instruments required hereunder to be executed and delivered by Purchaser shall have been duly executed and delivered. This Agreement does, and such documents and instruments shall, constitute legal, valid and binding obligations of Purchaser enforceable in accordance with their terms, subject, however, to the effect of bankruptcy, insolvency, reorganization, moratorium and similar laws from time to time in effect relating to the rights and remedies of creditors, as well as to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

            6.4 Brokers. Purchaser has incurred no obligation or liability, contingent or otherwise, for investment banker's, brokers' or finders' fees in respect of the matters provided for in this Agreement which will be the responsibility of Seller; and any such obligation or liability that might exist shall be the sole obligation of Purchaser.

            6.5 Further Distribution. Purchaser is not acquiring the Leasehold Interests with a view to, or for offer of resale in connection with, a non-exempt distribution thereof within the meaning of the Securities Act 1933, as amended, and the rules and regulations pertaining to it or a distribution thereof in violation of any applicable Securities laws.

            6.6 Matters Affecting Governmental Approval. Purchaser has no knowledge of any matter or circumstance which would preclude or inhibit unconditional MMS approval of the assignment of the Assets from Seller to Purchaser.

            6.7 Consents. No consent, approval, permit, license or authorization of any governmental body is required in connection with the execution, delivery and performance of this Agreement by Purchaser other than with respect to approvals relating to Assets where title thereto is in the United States of America or other governmental agency. No litigation, claims, administrative proceedings or other proceedings or governmental investigations are pending, or to the best of Purchaser's knowledge threatened, which would prevent or delay the execution, delivery or performance of this Agreement by Purchaser.

            6.8 Inspections; Independent Evaluation. Purchaser has made an inspection of the Assets. At Closing Purchaser shall accept all Assets in "as is and where is" condition with an express acceptance and understanding of the representations and disclaimers contained herein. Purchaser acknowledges that Seller has made no statements or representations concerning the present or future value or the anticipated income, cost or profits, if any, to be derived by Purchaser from the Assets, including without limitation, the existence or extent of oil, gas or other minerals reserves, the pricing thereof and the recoverability of or the cost of recovering any such reserves. Purchaser further acknowledges that, in entering into this Agreement, it has relied solely on its independent examination and analysis of the Assets. Purchaser acknowledges that certain of the Assets have been used for oil and gas drilling and producing operations and related oil field operations, and that physical changes in the Assets may have occurred as the result of such uses, including without limitation the presence of hazardous or toxic substances, pollutants or other contaminants, environmental hazards and naturally occurring radioactive materials ("NORM").

            6.9 Tax Partnership Provisions. Purchaser represents and warrants that it has had the opportunity to review the Farmout Agreement including exhibit D thereto containing the tax partnership provisions of the Tax Partnership existing between Seller and Chevron. Purchaser acknowledges that it understands that it will become a partner with Chevron in a newly constituted partnership for tax purposes pursuant to the operation of IRC Section 708(b)(1)(B) and the regulations thereunder. Purchaser represents that it has not relied on any representation or warranty of Seller with respect to the tax consequences or attributes applicable either to Purchaser as a partner in such reconstituted partnership or to the said partnership itself, and Purchaser has relied on its own advisors to analyze and understand said tax consequences.

                                    ARTICLE 7
                        PRE-CLOSING OBLIGATIONS OF SELLER

            7.1 Operations. From the date of this Agreement until Closing (the "Interim Period"), Seller (a) shall use reasonable efforts to provide Purchaser access to the Assets not operated by Seller and access to any of the same that are operated by Seller, (b) shall operate the Assets for which it is the operator in accordance with past practices, and shall not, without Purchaser's prior approval, enter into any agreement or transaction in relation to any of the Assets operated by Seller, excepting those with unaffiliated third parties which (i) create an obligation with a value of less than $100,000.00; (ii) are entered into a manner consistent with past practices; or (iii) are expressly authorized by this Agreement, (c) not approve, without Purchaser's prior approval, any expenditure request made by the Operator of the Assets not operated by Seller, other than those relating to the normal day to day operations thereof consistent with past practices which are not in excess of $100,000.00, unless expressly authorized by this Agreement, (d) shall exercise reasonable diligence in safeguarding and maintaining secure and confidential all geological maps, confidential reports and data in its possession relating to the Assets, (e) shall not transfer, sell, hypothecate, encumber or otherwise dispose of any of the Assets (other than in the ordinary course of business or as required in connection with the exercise by third parties of preferential rights to purchase any of the Assets), and (f) shall maintain all open accounts, payables and obligations current in accordance with industry standards. Purchaser hereby agrees that its approval to any request by Seller for approval to enter into any such agreement or transaction, as Operator, as referred to in subpart (b) above, or to approve an Operator's expenditure request as referred to in subpart (c) above, will not be unreasonably withheld.

            7.2 Permissions. During the Interim Period Seller will use reasonable efforts to obtain the permissions of Chevron to consummate the sale contemplated hereunder, but not governmental permissions, approvals and consents which are customarily obtained after the consummation of transactions of the type contemplated hereunder.

            7.3 Exclusivity. From the date of execution of this Agreement until Closing, Seller shall not, directly or indirectly, initiate or participate in discussions with, or otherwise solicit from, any person or entity any proposals or offers relating to, or deliver information to any person or entity for purposes of evaluating, one or more transactions of the type contemplated hereunder involving the Assets, except as may be contemplated by this Agreement or required by applicable law.

                                    ARTICLE 8
                      PRE-CLOSING OBLIGATIONS OF PURCHASER

     8.1 Confidentiality. Purchaser shall cause (a) any information relating to the terms of the transactions contemplated hereunder and (b) the information and data furnished or made available by Seller to Purchaser and its officers, employees, and representatives in connection with this Agreement or Purchaser's investigation of the Assets, in each case to be maintained in confidence and not to be used for any purpose other than in connection with this Agreement or Purchaser's investigation of the Assets; provided, however, that the foregoing obligation shall terminate on the earlier to occur of (i) the Closing, or (ii) such time as the information or data in question becomes generally available to the oil and gas industry other than through the breach of the foregoing obligation. The obligations of Purchaser under this Section 8.1 shall be in addition to, and not in lieu of, Purchaser's obligations under any confidentiality agreements previously executed by Seller and Purchaser that relate to the Assets.

            8.2 Return of Data. Purchaser agrees that if this Agreement is terminated for any reason whatsoever, Purchaser shall, at Seller's request, promptly return to Seller all information and data furnished by or on behalf of Seller to Purchaser, its officers, employees, and representatives in connection with this Agreement or Purchaser's investigation of the Assets, and Purchaser shall deliver to Seller or destroy all copies, extracts or excerpts of such information and data and all documents generated by Purchaser that contain any portion of such information or data.

            8.3 Indemnity Regarding Access. Purchaser agrees to protect, indemnify, defend and hold harmless Seller and Operator, their respective directors, officers, employees, agents and representatives ("Seller Indemnified Parties") from and against any and all claims, liabilities, losses, costs and expenses (including, without limitation, court costs and reasonable attorneys' fees) in connection with personal injuries, including death, or property damage arising out of or relating to the access of Purchaser, its officers, employees, and representatives to the Assets and to the records and other information related thereto except to the extent such injuries, death or damages are caused in whole by the strict liability, willful misconduct, gross negligent act or material omission of Seller.

                                    ARTICLE 9
                         SELLER'S CONDITIONS OF CLOSING

            Seller's obligation to consummate the transactions provided for herein is subject to the satisfaction or waiver on or before the Closing Date of the following conditions:

            9.1 Representations and Warranties. The representations and warranties of Purchaser contained in Article 6 and as may be contained elsewhere in this Agreement shall be true and correct in all material respects on the date of Closing as though made on and as of that date.

            9.2 Performance. Purchaser shall have performed in all material respects each of the obligations, covenants and agreements required hereunder to be performed by it at or prior to the Closing.

            9.3 Officer's Certificate. Purchaser shall have delivered to Seller a certificate of a corporate officer, dated the date of Closing, certifying on behalf of Purchaser that the conditions set forth in Sections 9.1 and 9.2 have been fulfilled.

            9.4 Pending Matters. No suit, action or other proceeding by a third party or a governmental authority against Purchaser shall be pending or threatened which seeks to restrain, enjoin or otherwise prohibit, the consummation of the transactions contemplated by this Agreement.

            9.5 MMS Bonds. Purchaser shall have delivered to Seller a copy of all area-wide and supplemental bonds maintained by Purchaser with the MMS with respect to Purchaser's ownership or operation of oil and gas leases in the OCS

Gulf of Mexico. Should Purchaser be exempt from any such bonding requirements, it shall have delivered to Seller documentation reasonably satisfactory to Seller evidencing such exemption. Should any bonds be required of Purchaser subsequent to Closing, Purchaser shall provide a copy of same to Seller.

                                   ARTICLE 10
                        PURCHASER'S CONDITIONS OF CLOSING

            Purchaser's obligation to consummate the transactions provided for herein is subject to the satisfaction or waiver on or before the Closing Date of the conditions set forth in this Article 10. Purchaser acknowledges and agrees that notwithstanding anything contained in this Agreement to the contrary, in no event shall Purchaser's obligation to consummate the transactions provided for herein be subject to the condition that Purchaser receive financing with respect to all or any part of the Purchase Price.

            10.1 Representations and Warranties. The representations and warranties of Seller contained in Article 5 and as may be contained elsewhere in this Agreement shall be true and correct in all material respects on the date of Closing as though made on and as of that date.

            10.2 Performance. Seller shall have performed in all material respects each of the obligations, covenants and agreements required hereunder to be performed by it at or prior to the Closing.

            10.3 Officer's Certificate. Seller shall have delivered to Purchaser a certificate of a corporate officer, dated the date of Closing, certifying on behalf of Seller that the conditions set forth in Sections 10.1 and 10.2 have been fulfilled.

            10.4 Pending Matters. No suit, action or other proceeding by a third party or a governmental authority against Seller shall be pending or threatened which seeks to restrain, enjoin or otherwise prohibit, the consummation of the transactions contemplated by this Agreement.

            10.5 Litigation. There shall be no legal or arbitration proceeding against Seller or directly involving the Assets, in either case with respect to which Seller has received service of process or other written notice, that reasonably is expected to materially and adversely affect the value of the Assets taken as a whole after the Effective Date.

            10.6 Farmout Production Call Waiver. Purchaser shall have obtained prior to Closing a written waiver satisfactory to Purchaser from "Chevron" of all calls on production ("Call Waiver") attributable to the Farmoutee's interests (including successors and assigns) provided for under the Farmout Agreement ("Chevron" and "Farmout Agreement" being defined in Section 1.2 hereof).

            10.7 Crude Price. The current daily oil price quotes for West Texas Intermediate Crude, as published in the "Ups and Downs" portion of the Money section of the New Orleans Times-Picayune newspaper, shall not have fallen below $28 per barrel for five (5) consecutive days (excluding Saturdays, Sundays and holidays) during the period between the date of this Agreement and the date fixed for Closing under Section 11.1. Purchaser's proceeding with Closing is deemed to be a waiver of this condition).

            10.8 Chevron's Consent. Any and all consents to assignments of interests in the Assets required from Chevron under applicable agreements have been obtained on terms acceptable to Purchaser.

                                   ARTICLE 11
                                     CLOSING

            11.1 Time and Place of Closing. Subject to the conditions stated in this Agreement, the consummation of the transactions contemplated hereby (the "Closing") shall occur at 10:00 a.m., C.S.T., on July 1, 2004; provided however, the Purchaser may require in writing an earlier Closing, in which event the Closing shall occur within two (2) business days of the date specified, subject however, to the provisions of Section 4.2. The date Closing actually occurs is herein called the "Closing Date." The Closing shall be held at the offices of Seller, or at such other location as may be mutually agreed upon by Seller and Purchaser.

            11.2 Closing Obligations. At the Closing, the following events shall occur:

                  (a)...Seller shall execute, acknowledge and deliver to Purchaser the Assignment, Bill of Sale and Conveyance in the form of
      Schedule 11.2 conveying the Assets to Purchaser;

                  (b)...Seller and Purchaser shall each execute, acknowledge and deliver transfer orders or letters in lieu thereof directing all parties paying for production to make the appropriate payment to Purchaser of production proceeds attributable to the Assets;

                  (c)...Seller shall, as soon as is reasonably possible after the Closing, but in no event later than thirty (30) days thereafter, deliver to Purchaser, at Seller's offices, the Records (it being understood and agreed that Seller shall be entitled to retain a copy of the Records and shall grant access to the Records to Purchaser on the same basis as provided in Article 4 until same are delivered to Purchaser);

                  (d)...Seller shall execute such other instruments and take such other action as may be necessary to carry out its obligations under this Agreement;

                  (e)...Purchaser shall make the cash payment of the Purchase Price as adjusted pursuant to Section 2.2;

                  (f)...Seller and Purchaser shall exchange the certificates described in sections 9.3 and 10.3; and

                  (g)...Seller and Purchaser shall execute such other instruments and take such other action as may be necessary to carry out their obligations under this Agreement.

                                   ARTICLE 12
                              ADDITIONAL AGREEMENTS

            12.1  Calculation of Final Adjusted Purchase Price.

            (a) Within ninety (90) calendar days after the Closing Date, Purchaser shall prepare and deliver to Seller a statement reflecting the Final Adjusted Purchase Price and the calculations thereof (the "Final Statement"). The Final Statement shall be prepared in accordance with Purchaser's normal accounting practices and procedures. Purchaser shall provide Seller with access to copies of all work papers and other relevant documents to verify the entries contained in the Final Statement. Seller shall have a period of thirty (30) calendar days after delivery to it of the Final Statement to review it and make any objections Seller may have in writing to Purchaser. If written objections to the Final Statement are timely delivered to Purchaser, then Purchaser and Seller shall attempt in good faith to resolve the matter or matters in dispute. If no written objections are made within the time period provided above, any such objection shall be waived and Purchaser shall reimburse Seller the aggregate amount, if any, by which the Final Adjusted Purchase Price exceeds the Interim Adjusted Purchase Price and Seller shall reimburse Purchaser the aggregate amount, if any, by which the Interim Adjusted Purchase Price exceeds the Final Adjusted Purchase Price, in each case within five (5) calendar days after the end of such thirty (30) day period.

            (b) If disputes with respect to the Final Statement cannot be resolved by Seller and Purchaser within fifteen (15) calendar days after the delivery of the objections to the Final Statement, then the specific matters in dispute shall be submitted to Ernst & Young L.L.P., or such other independent accounting firm as may be approved by Seller and Purchaser, which firm shall render its opinion as to such matters. Based on such opinion, such independent accounting firm will then send to Seller and Purchaser its determination on the specific matters in dispute, which determination shall be final and binding on the parties hereto. Within five (5) calendar days after delivery of such opinion to Seller and Purchaser, Purchaser shall reimburse Seller the aggregate amount, if any, by which the Final Adjusted Purchase Price exceeds the Interim Adjusted Purchase Price and Seller shall reimburse Purchaser the aggregate amount, if any, by which the Interim Adjusted Purchase Price exceeds the Final Adjusted Purchase Price. The fees and other costs charged by such independent accounting firm shall be borne by Seller and Purchaser equally.

     12.2 Receipts and Credits. Subject to the terms hereof and except to the extent same have already been taken into account as an adjustment to the Purchase Price, all monies, proceeds, receipts, credits and income attributable to the Assets (a) for all periods of time subsequent to the Effective Date, shall be the sole property and entitlement of Purchaser, and, to the extent received by Seller, Seller shall fully disclose, account for and transmit same to Purchaser promptly and (b) for all periods of time prior to the Effective Date, shall be the sole property and entitlement of Seller and, to the extent received by Purchaser, Purchaser shall fully disclose, account for and transmit same to Seller promptly. Subject to the terms hereof and except to the extent same have already been taken into account as an adjustment to the Purchase Price, all costs, expenses, disbursements, obligations and liabilities attributable to the Assets (i) for periods of time prior to the Effective Date, regardless of when due or payable, shall be the sole obligation of Seller and Seller shall promptly pay, or if paid by Purchaser, promptly reimburse Purchaser for and hold Purchaser harmless from and against same and (ii) for periods of time subsequent to the Effective Date, regardless of when due or payable, shall be the sole obligation of Purchaser and Purchaser shall promptly pay, or if paid by Seller, promptly reimburse Seller for and hold Seller harmless from and against same. Except to the extent same have already been taken into account as an adjustment to the Purchase Price, all uncollected accounts receivable as of the Closing Date attributable to the Assets after the Effective Date shall be assigned to Purchaser, and all uncollected accounts receivable as of the Closing Date attributable to the Assets prior to the Effective Date shall be retained by Seller. Seller shall be entitled to receive all payments from purchasers for production attributable to the Assets for the production months prior to the month in which Closing occurs, and Seller shall distribute such payments received by Seller to the royalty and working interest owners in accordance with Seller's division of interest for such months, after deducting and paying taxes and other charges paid out of production proceeds consistent with Seller's practice prior to the Effective Date; provided however that, except to the extent same have already been taken into account as an adjustment to the Purchase Price, after Closing Seller shall not pay any third party expenses for non-operated assets, but shall send all statements for same to Purchaser for payment. Seller shall continue to pay expenses for operated properties in accordance with the applicable Joint Operating Agreement and Accounting Procedures. Seller agrees to use the degree of care in distributing such payments as it uses in distributing similar payments under its own leases.

            12.3 Assumption of Liabilities; Cross Indemnity. If the Closing occurs, (a) Purchaser hereby assumes and agrees to pay, perform and discharge the following liabilities and obligations in respect to Seller's interests (5/7ths or 7/7ths Interest) in the Assets as acquired by Purchaser from Seller (collectively, the "Assumed Obligations"):

                  (i)...Subject to the terms of Article 17, all liabilities and obligations of Seller that are attributable to the ownership or operation of the Assets on or after the Effective Date; (including, without limitation;

                  (ii) Subject to the terms of Article 17, all liabilities and obligations of Seller that are attributable to the ownership and operation of the Assets prior to the Effective Date; provided, however, Seller shall retain the liability with respect to damage to property or injury to or death of persons attributable to the ownership and operation of the Assets prior to the Effective Date insofar and insofar only as to any such claims which are asserted in writing within nine (9) months after the Effective
      Date);

                  (iii) Subject to the terms of Article 17, all liabilities and obligations of Seller to properly plug and abandon the Wells, disassemble and remove the Platforms, the Equipment and the Pipelines and all wells, platforms and related facilities and equipment and pipelines now or hereafter located on the Leasehold Interests and clean up and restore the Leasehold Interests in accordance with applicable laws (regardless of whether any such obligation to plug, abandon, disassemble, remove, clean up and restore is attributable to periods of time prior to, on or after the Effective Date);

                  (iv) Seller's obligations under or by virtue of the Listed Agreements and Unlisted Agreements, which relate to the ownership or operation of the Assets from and after the Effective Date, except as otherwise expressly provided in this Agreement as to Purchaser's assumption of such obligations in respect to prior periods.

            (b) Subject to the terms of Article 17, which shall control with respect to the matters covered thereby, Purchaser agrees to indemnify, defend and hold harmless the Seller Indemnified Parties from and against any and all claims, liabilities, losses, costs and expenses (including, without limitation, court costs and reasonable attorneys' fees, but excluding any amounts reimbursed from third party insurance) (collectively, "Losses") that are attributable to
(i) the Assumed Obligations or (ii) a breach by Purchaser of its representations, warranties, covenants and agreements hereunder, in each case without regard to the sole, partial or concurrent negligence of the Seller Indemnified Parties;

            (c) Subject to the terms of Article 14, which shall control with respect to the tax matters covered thereby, and Article 17, which shall control with respect to the matters covered thereby, Seller agrees to indemnify, defend and hold harmless Purchaser and its agents and representatives (the "Purchaser Indemnified Parties") from and against any and all Losses that are attributable to (i) a breach by Seller of its representations, warranties, covenants and agreements hereunder or (ii) the ownership or operation of the Assets before the Effective Date (excluding any matters and related Losses with respect to which Purchaser has agreed to indemnify, defend and hold harmless the Seller Indemnified Parties pursuant to clause (b) above), in each case without regard to the sole, partial or concurrent negligence of the Purchaser Indemnified Parties; and

            (d) The indemnity, defense and hold harmless obligations set forth in Sections 12.3(b) and (c) above shall not apply to (i) a claim for indemnification by a party that relates to any amount or item for which such party received credit as an adjustment to the Purchase Price pursuant to the provisions hereof, but only to the extent of such adjustment received or (ii) either party's costs and expenses with respect to the negotiation and consummation of this Agreement and the transactions contemplated hereby.

            12.4 Further Assurances. After Closing, Seller and Purchaser agree to take such further actions and to execute, acknowledge and deliver such additional documents and instruments as may be necessary or useful in carrying out the purposes of this Agreement or of any document delivered pursuant hereto.

            12.5 Governmental Approvals. Purchaser shall take any and all action necessary in order to obtain MMS and unconditional approval of the assignment of the Assets from Seller to Purchaser. Such action by Purchaser shall include, but not be limited to, the posting of any supplemental bonds required by such governmental agencies and the providing of any and all documentation evidencing Purchaser's financial position which is reasonably requested by such governmental agency. Seller shall cooperate and coordinate in such process.

            12.6 Further Indemnity. Pursuant to Purchaser's request, Seller granted Purchaser permission to discuss with Chevron Purchaser's proposed acquisition of the Assets. Chevron required Seller "to indemnify and hold Chevron and its affiliates harmless from any and all claims brought or sought to be brought against Chevron by" Purchaser "against Chevron related to the" Seller-Purchaser relationship as reflected in that certain letter agreement dated April 6, 2004 between Seller and Chevron. Purchaser does hereby agree to hold Seller harmless and indemnify it against any and all claims made against Seller by Chevron arising out of or in any way relating to the aforementioned indemnification and agreement to hold Chevron harmless.

                                   ARTICLE 13
                                   TERMINATION

            13.1 Right of Termination. This Agreement and the transactions contemplated hereby may be terminated:

                  (a)...At any time on or after the date fixed for Closing under
      Section 11.1, at the option of Seller, by the delivery of written notice to Purchaser, if the Closing shall not have occurred by such date solely as a result of a breach or default by Purchaser of its obligations under this Agreement; or

                  (b)...At any time on or after the date fixed for Closing under
      Section 11.1, at the option of Purchaser, by the delivery of written notice to Seller, if the Closing shall not have occurred by such date solely as a result of a breach or default by Seller of its obligations under this Agreement.

            13.2 Effect of Termination. (a) If this Agreement is terminated pursuant to Section 13.1, this Agreement shall become void and of no further force or effect (except for the provisions of Sections 5.4, 6.4, 8.2, 8.3, 18.1 through 18.8, 18.11 and 18.12, which shall survive such termination and continue in full force and effect).

            (b) Notwithstanding anything to the contrary contained in this Agreement, upon any termination of this Agreement pursuant to Section 13.1, Seller shall be free immediately to enjoy all rights of ownership of the Assets and to sell, transfer, encumber or otherwise dispose of the Assets to any party without any restriction under this Agreement; and Purchaser shall be liable for all actual, incidental and consequential damages (including, without limitation, lost profits) if it attempts to interfere in any way with any such enjoyment or action by Seller. If this Agreement is terminated for any reason by Seller or upon any breach or default by Seller hereunder, Purchaser shall have no right to specific performance or any claim for damages, but, except as specified to the contrary herein, shall have the right to the prompt return of the Deposit, plus payment to Purchaser by Seller of an amount equal to one-half (1/2) the Deposit, as liquidated damages. Seller waives any rights to specific performance or incidental or consequential damages resulting from the termination of this Agreement based on a breach thereof by Purchaser, but in such event shall retain the Deposit as liquidated damages.

            13.3 2/7ths Interest Exclusion. Notwithstanding anything to the contrary contained in this Agreement, if Purchaser proceeds with Closing and thereafter timely exercises the Option pursuant to Article 3 of this Agreement, and either party fails to close the sale on the 2/7 interests on the date set for the closing of that transaction as a result of a breach or default by such party of its obligations under this Agreement, then the non-breaching party shall be entitled to pursue all remedies in law or in equity against the breaching party, including actual, incidental and consequential damages (including, but not limited to, lost profits) and/or specific performance, on account thereof, together with all court costs and reasonable attorneys fees incurred in pursuing such remedies.

                                   ARTICLE 14
                                      TAXES

            14.1 Sales Taxes. The Purchase Price provided for hereunder excludes any sales taxes or other taxes required to be paid in connection with the sale of the Assets pursuant to this Agreement. Purchaser, however, shall be liable for any sales and use taxes, conveyance, transfer and recording fees and real estate transfer stamps or taxes that may be imposed on any transfer of the Assets pursuant to this Agreement.

            14.2 Other Taxes. All taxes (other than income taxes) attributable to the Assets that are imposed on or with respect to the production of oil, natural gas or other hydrocarbons or minerals or the receipt of proceeds therefrom (including but not limited to severance, production, and excise taxes) shall be apportioned between the parties based upon the respective shares of production taken by the parties. All such taxes that have accrued with respect to the period prior to the Closing Date have been or will be properly paid or withheld by Seller (although such taxes for the period between the Effective Date and the Closing Date will be taken into account as an adjustment to the Purchase Price pursuant to Section 2.2 (a) (i)) and all statements, returns and documents pertinent thereto have been or will be properly filed. Purchaser shall be responsible for paying or withholding or causing to be paid or withheld all such taxes which have accrued after the Closing Date and for filing all statements, returns, and documents incident thereto.

            14.3 Cooperation. Each party to this Agreement shall provide the other party with reasonable access to all relevant documents, data and other information (other than that which is subject to an attorney-client privilege) which may be required by the other party for the purpose of preparing tax returns, filing refund claims and responding to any audit by any taxing jurisdiction. Each party to this Agreement shall cooperate with all reasonable requests of the other party made in connection with contesting the imposition of taxes. Notwithstanding anything to the contrary in this Agreement, neither party to this Agreement shall be required at any time to disclose to the other party any tax return or other confidential tax information. Except where disclosure is required by applicable law or judicial order, any information obtained by a party pursuant to this Section 14.4 shall be kept confidential by such party, except to the extent disclosure is required in connection with the filing of any tax returns or claims for refund or in connection with the conduct of an audit, or other proceedings in response to an audit, by a taxing jurisdiction.

                                   ARTICLE 15
                               DOCUMENT RETENTION

            15.1 Inspection. As used in this Article 15, "Documents" shall mean all files, documents, books and records delivered to Purchaser by Seller pursuant to the provisions of this Agreement, including, but not limited to: financial and tax accounting records; land, title and division of interest files; contracts; engineering and well files; and books and records related to the operation of the Assets during the Interim Period. Subject to the provisions of Section 15.2, Purchaser agrees that the Documents shall be open for inspection by representatives of Seller at reasonable times and upon reasonable notice during regular business hours for a period of 10 years following the date of Closing Date (or for such longer period as may be required by law or governmental regulation), and that Seller may during such period at its expense make such copies thereof as it may reasonably request.

            15.2 Destruction. For a period of 10 years after the Closing Date (or for such longer period as may be required by law or governmental regulation), Purchaser shall not destroy or give up possession of any original or final copy of the Documents without first offering Seller the opportunity (by delivery of written notice to Seller as provided in Section 15.1, with an additional copy of such notice delivered to the attention of Seller's Controller), at Seller's expense (without any payment to Purchaser), to obtain such original or final copy or a copy thereof. After the conclusion of such period, and upon receipt of Seller's written request made within sixty (60) days thereof, Purchaser shall deliver copies of the Documents to Seller, at Seller's expense (without any payment to Purchaser except copying and delivery costs); otherwise, Purchaser shall be free to dispose of or, destroy the same.

                                   ARTICLE 16
                    INDEPENDENT INVESTIGATION AND DISCLAIMER

            16.1 Independent Investigation and Disclaimer. Purchaser acknowledges that (a) it has pursuant to this Agreement had access to the Assets and the employees of Seller and (b) in making the decision to enter into this Agreement and consummate the transactions contemplated hereby, Purchaser has relied solely on the basis of its own independent investigation of the Assets and upon the representations, warranties, covenants and agreements set forth in this Agreement. Accordingly, Purchaser acknowledges that, except as expressly set forth herein, Seller has not made, AND Seller HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE, OR OTHERWISE RELATING TO (i) THE CONDITION OF THE ASSETS (INCLUDING WITHOUT LIMITATION, ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS, OR ENVIRONMENTAL CONDITION), (ii) ANY INFRINGEMENT BY Seller OF ANY PATENT OR

PROPRIETARY RIGHT OF ANY THIRD PARTY, AND (iii) ANY INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED TO PURCHASER BY OR ON BEHALF OF Seller (INCLUDING, WITHOUT LIMITATION, IN RESPECT OF GEOLOGICAL, GEOPHYSICAL AND SEISMIC DATA, THE EXISTENCE OR EXTENT OF OIL, GAS OR OTHER MINERALS RESERVES, THE RECOVERABILITY OF OR THE COST OF RECOVERING ANY SUCH RESERVES, THE VALUE OF SUCH RESERVES, ANY PRODUCT PRICING ASSUMPTIONS, AND THE ABILITY TO SELL OIL OR GAS PRODUCTION AFTER CLOSING AND THE ABILITY OF PURCHASER TO BECOME OPERATOR OF THE ASSETS UNDER THE APPLICABLE OPERATING AGREEMENT); AND PURCHASER WILL HAVE SOLE RESPONSIBILITY FOR ANY ACTION TAKEN BY PURCHASER, OR BY OTHERS RELYING ON PURCHASER'S ADVISE, BASED ON THE GEOLOGICAL MAPS, RECORDS, LOGS AND OTHER DATA, IF ANY, TRANSFERRED UNDER THIS AGREEMENT; provided, however, that the foregoing disclaimer and negation of representations and warranties shall not affect or impair the representations and warranties of Seller expressly set forth in
Article 5 or elsewhere in this Agreement. As used in this Section 16.1, "Seller" shall include Seller's agents and representatives.

                                   ARTICLE 17
                              ENVIRONMENTAL MATTERS

            17.1 Physical and Environmental Conditions. (i) Purchaser agrees and acknowledges that (a) it has had access to and the opportunity to inspect the Assets for all purposes, including without limitation, for the purposes of detecting the presence of hazardous or toxic substances, pollutants or other contaminants, environmental hazards, naturally occurring radioactive materials
(NORM) and produced water contamination of the surface and/or subsurface, (ii) it has, or prior to the Closing will have, satisfied itself as to the physical and environmental condition of the Assets, except as set forth herein, agrees to accept an assignment of the Assets at the Closing on an "AS IS, WHERE IS" basis, "WITH ALL FAULTS," and (iii) in making the decision to enter in this Agreement and consummate the transactions contemplated hereby, Purchaser has relied solely on the basis of its own independent investigation of the Assets and the records related thereto (including the Environmental Reports (as defined below)). Accordingly, Purchaser further acknowledges that with respect to any tests, evaluations or reports that have been conducted or prepared by or on behalf of Seller pertaining to the environmental condition or operation of the Assets and that are delivered to Purchaser prior to the date hereof (the "Environmental Reports"), Seller EXPRESSLY DISCLAIMS AND NEGATES ANY REPRESENTATION OR WARRANTY RESPECTING THE ACCURACY OR THOROUGHNESS THEREOF AND DISCLAIMS ANY LIABILITY IN CONNECTION THEREWITH.

            (b) Additionally, Purchaser agrees and acknowledges that it had access to environmental data in Seller's files for the Assets to be sold herein. Purchaser specifically acknowledges that such access is given as an accommodation only, that Seller makes no representations whatsoever as to the accuracy, completeness, or reliability of any such environmental information so or otherwise disclosed to or obtained by Purchaser and that Purchaser relies and depends on and uses any and all such environmental information exclusively and entirely at its own risk and without any recourse whatsoever.

            17.2 NORM. Any assignment shall have the following provisions:

            It is expressly recognized that the water bottoms, along with surface facilities and production equipment located thereon, having been used in connection with oil and gas production activities, may contain naturally occurring radioactive materials (NORM) as a result of these operations. Accordingly, water bottoms, surface facilities, and production equipment transferred herein are transferred with the restriction that they will be used only in connection with oil and gas producing activities associated with this lease, and will not be subsequently transferred for unrestricted use unless the concentrations of NORM associated therewith are below the levels specified as allowable for unrestricted transfer as set forth in the Louisiana Radiation Regulations, and subsequent amendments thereto, as adopted by the Louisiana Department of Environmental Quality. Additionally, transferee agrees to comply with all provisions of the Louisiana Radiation Regulations and all subsequent amendments thereto applicable to said water bottoms, surface facilities, and production equipment. Transferee further agrees to include the provisions of this clause in any subsequent sale or assignment of any interest in the leases therein transferred.

            17.3 General Environmental. If the Closing occurs, and without limiting Purchaser's obligations under Section 11.3, Purchaser hereby assumes and shall be responsible for and agrees to indemnify, defend and hold harmless the Seller Indemnified Parties from and against any and all Losses attributable to damage to property, injury to or death of persons or other living things, natural resource damages, CERCLA response costs, environmental remediation and restoration costs, or fines or penalties (collectively, "Claims") occurring after the Effective Date arising out of or attributable to, in whole or in part, either directly or indirectly, the environmental condition or operation of the Assets at any time before, on or after the Effective Date (including, without limitation, any Claims relating to any environmental condition existing on, in or under, or resulting from operation of, the Assets as of the Effective Date). The purpose of this provision is not to require (and it does not require) the Purchaser to indemnify or reimburse Seller for any fines, penalties or assessments which Seller has agreed to pay or has paid prior to the Effective Date and/or for losses on account of Claims asserted and/or pending prior to the Effective Date, or for any matter as to which Seller has expressly agreed to indemnify Purchaser under this Agreement.

                                   ARTICLE 18
                                  MISCELLANEOUS

            18.1 Governing Law This Agreement and all instruments executed in accordance with it shall be governed by and interpreted in accordance with the laws of the State of Louisiana, without regard to conflict of law rules that would direct application of the laws of another jurisdiction, except to the extent that it is mandatory that the law of some other jurisdiction, wherein the Assets are located, shall apply.

            18.2 Entire Agreement. This Agreement, including all exhibits attached hereto and made a part hereof, together with the Prior Confidentiality Agreements, constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect to same. No supplement, amendment, alteration, modification, waiver or termination of this Agreement shall be binding unless executed in writing by the parties hereto.

            18.3 Waiver. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

            18.4 Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

            18.5 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Purchaser shall not assign any right hereunder until after Closing has occurred.

            18.6 Notices. Any notice provided or permitted to be given under this Agreement shall be in writing, and may be served by personal delivery, facsimile transmission or by depositing same in the mail, addressed to the party to be notified, postage prepaid, and registered or certified with a return receipt requested. Notice deposited in the mail in the manner hereinabove described shall be deemed to have been given and received on the date of the delivery as shown on the return receipt. Notice served in any other manner shall be deemed to have been given and received only if and when actually received by the addressee (except that notice given by telecopier shall be deemed given and received other than during normal business hours shall be deemed received as of the opening of business on the next business day). For purposes of notice, the addresses of the parties shall be as follows:

            For Seller:

                  Ridgelake Energy, Inc.
                  3636 North Causeway Boulevard
                  Suite 300
                  Metairie, LA   70002
                  ATTENTION:  Mr. Frank J. Cangelosi, Jr.
                  Telephone:  504-837-5766
                  Facsimile No.:  504-837-3753

            For Purchaser:

                  PetroReal Main Pass L.L.C.
                  400 Poydras Street, Suite 1100
                  New Orleans, LA    70130
                  ATTENTION:  Mr. Brian Alexander
                  Telephone No.  504-680-4663
                  Facsimile No.  504-680-4676

Each party shall have the right, upon giving ten (10) days' prior notice to the other in the manner hereinabove provided, to change its address for purposes of notice.

            18.7 Expenses. Except as otherwise provided herein, each party shall be solely responsible for all expenses incurred by it in connection with this transaction (including, without limitation, fees and expenses of its own counsel and consultants). Purchaser shall pay for all documentary, filing and recording fees required in connection with the filing and recording of the Assignment,

Bill of Sale and Conveyance by Seller to Purchaser. Within forty-five (45) days following Closing, Purchaser shall furnish Seller with a statement setting forth the recording information for each county or parish wherein such conveyances was recorded as well as any related MMS recording information.

            18.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any rule of law, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in a materially adverse manner with respect to either party.

            18.9 Publicity. Seller and Purchaser shall consult with each other with regard to all publicity and other releases issued at or prior to the Closing concerning this Agreement and the transactions contemplated hereby and, except as required by applicable law or the applicable rules or regulations of any governmental body or stock exchange, neither party shall issue any such publicity or other release without the prior written consent of the other party.

            18.10 No Third-Party Beneficiary. Except as expressly provided herein, this Agreement is not intended to create, nor shall it be construed to create, any rights in any third party under doctrines concerning third-party beneficiaries.

            18.11 Survival; Limitation of Liability. Absent an express provision in this Agreement to the contrary, the representations, warranties, covenants and obligations of the parties under this Agreement shall survive the Closing for a period of two (2) years from the Closing; provided, however that any claim with respect to the breach of Section 5.6 may be made only if the party claiming a breach thereof shall have notified the breaching party on or before the 12th month following the Closing Date.

            18.12 Counterparts; Exhibits. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All exhibits attached hereto are hereby made a part of this Agreement and incorporated herein by this reference.

            18.13 Conflict With Assignment. Seller and Purchaser acknowledge and agree that in the event of any conflict or inconsistency between the terms and provisions of this Agreement and the terms and provisions of the Assignment, Bill of Sale (or any other assignments relating to the Assets) executed and delivered at Closing by Seller and Purchaser, the terms and provisions of this Agreement shall control.

            IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first set forth above.

                                    SELLER:

                                    RIDGELAKE ENERGY, INC.



                                    By:
                                        --------------------------------
                                    Name: William M. Hines
                                    Title: Vice-President


                                    PURCHASER:

                                    PETROREAL MAIN PASS L.L.C.


                                    By:____________________________
                                    Name: _________________________
                                    Title: __________________________

                                   EXHIBIT "A"
                                     LEASES

                   Attached to and made a part of that certain
                   Purchase and Sale Agreement dated Effective
                          March 1, 2004, by and between
                           Ridgelake Energy, Inc. and
                           Petroreal Main Pass L.L.C.
LEASES:

1.    OCS-G 31941:......Oil and Gas Lease of  Submerged  Lands Under the Outer
                  Continental Shelf Lands Act dated effective July 1, 1975, from the United States of America, as Lessor, to Amoco Production Company, Texasgulf, Inc. and Northern Natural Gas Company, as Lessees, and bearing Serial No. OCS-G 3194, covering the S/2; NE/4 of Block 59, Main Pass Area, that portion located in Zone 3 as that zone was defined in the agreement between the United States and the State of Louisiana, dated October 12, 1956, and landward of the Third Supplemental Decree Line (404 U.S. 388 (December 20,
                  1971)), OCS Official Leasing Map, Louisiana Map No. 10, containing approximately 1406 acres.


2.    OCS-G 84612:......Oil and Gas Lease of  Submerged  Lands Under the Outer
                  Continental Shelf Lands Act dated effective July 1, 1986, from the United States of America, as Lessor, to Murphy Oil USA, Inc., Elf Aquitaine, Inc., Odeco Oil & Gas Company and BelNorth Petroleum Corporation, as Lessees, and bearing Serial No. OCS-G 8461, covering that portion of Block 59, Main Pass Area, OCS Leasing Map, Louisiana Map No. 10, specifically described as follows:


                                  INTERSECTIONS

                                    X                   Y

                        1)    2 766 210.300'          263 330.000'
                        2)    2 767 760.400'          251 214.540'
                        3)    2 760 725.000'          255 452.000'
                        4)    2 759 561.000'          255 955.000'
                        5)    2 753 350.000'          255 955.000'
                        6)    2 753 350.000'          248 580.000'



-------------------------
1 OCS-G 3194 is burdened with a 1/6th royalty to the Minerals Management Service and a 1/16 of 5/6 of 50% overriding royalty payable to Amoco Production Company. (Ridgelake bears 25% of the overriding royalty.)

2    OCS-G 8461 is  burdened  with a 1/6th  royalty to the  Minerals  Management
     Service.

                        7)    2 768 100.000'          248 580.000'
                        8)    2 768 100.000'          263 330.000'
                        9)    2 766 210.300'          263 330.000'

                        containing approximately 2339.91 acres.


UNITS:

1. 6050' Sand Reservoir C3



















------------------------

3    As  established  by  Minerals   Management   Service  "Unit  Agreement  No.
     754300007" dated effective April 1, 2000.

                                  EXHIBIT "A-1"
                                      WELLS

                   Attached to and made a part of that certain
                   Purchase and Sale Agreement dated effective
                          March 1, 2004, by and between
                           Ridgelake Energy, Inc. and
                           Petroreal Main Pass L.L.C.


NO.               ......      WELLS
------------------------------------------------

 1)               ......      OCS-G 3194 A-1
 2)               ......      OCS-G 3194 A-2
 3)               ......      OCS-G 3194 A-4
 4)               ......      OCS-G 3194 A-4D
 5)               ......      OCS-G 3194 A-5 S/T
 6)               ......      OCS-G 3194 A-6
 7)               ......      OCS-G 3194 A-6D
 8)               ......      OCS-G 3194 A-7
 9)               ......      OCS-G 3194 A-7D
10)               ......      OCS-G 3194 A-8
11)               ......      OCS-G 8461 A-9
12)               ......      OCS-G 8461 A-10
13)               ......      OCS-G 8461 A-12
14)               ......      OCS-G 8461 A-13
15)               ......      OCS-G 8461 A-13D
16)               ......      OCS-G 3194 A-14
17)               ......      OCS-G 8461 #1 S/T
18)               ......      OCS-G 8461 A-16
19)               ......      OCS-G 8461 #3

                                    EXHIBIT "A-2"
                               Pipelines and Platforms

                   Attached to and made a part of that certain
                   Purchase and Sale Agreement dated Effective
                            March 1, 2004, by and between
                             Ridgelake Energy, Inc. and
                             Petroreal Main Pass L.L.C.


Structures:

1) MP 59 "A" six-pile production platform with test separator, bulk and test manifold, and gas life manifold.

2)    MP 59 "AA" satellite 2 well caisson.


Pipelines:

1)    8" bulk flow line from MP 59 "A" to MP 41 "B"

2)    4" gas lift line from MP 41 to MP 59 "A"

3)    4" flowline from MP 59 "AA" to MP 59 "A"

4)    3" gas lift line from MP 59 "A" to MP 59 "AA"

                                     EXHIBIT "B"
                     CONTRACTS, AGREEMENTS AND OTHER INSTRUMENTS

                     Attached to and made a part of that certain
                     Purchase and Sale Agreement dated Effective
                            March 1, 2004, by and between
                             Ridgelake Energy, Inc. and
                             Petroreal Main Pass L.L.C.



1) FARMOUT AGREEMENT dated November 30, 1998, by and between CHEVRON U.S.A. PRODUCTION COMPANY, a division of CHEVRON U.S.A. INC. and RIDGELAKE ENERGY, INC.

1) MEMORANDUM OF UNDERSTANDING dated November 30, 1998, by and between CHEVRON U.S.A. PRODUCTION COMPANY and RIDGELAKE ENERGY INC.

2) LETTER AGREEMENT AMENDMENT AND ADDENDUM TO FARMOUT AGREEMENT DATED NOVEMBER 30, 1998, dated December 14, 1998, by and between CHEVRON U.S.A. PRODUCTION COMPANY and RIDGELAKE ENERGY INC.

3) LETTER AGREEMENT AMENDMENT NO. 2 AND ADDENDUM TO FARMOUT AGREEMENT DATED NOVEMBER 30, 1998, dated April 6, 1999, by and between CHEVRON U.S.A. PRODUCTION COMPANY and RIDGELAKE ENERGY INC.

4) LETTER AGREEMENT AMENDMENT NO. 3 AND ADDENDUM TO FARMOUT AGREEMENT DATED NOVEMBER 30, 1998, dated May 12, 1999, by and between CHEVRON U.S.A. PRODUCTION COMPANY and RIDGELAKE ENERGY INC.

5) LETTER AGREEMENT AMENDMENT NO. 4 AND ADDENDUM TO THE FARMOUT AGREEMENT DATED NOVEMBER 30, 1998, dated April 14, 2000, by and between CHEVRON U.S.A. PRODUCTION COMPANY and RIDGELAKE ENERGY INC.

6) COMPRESSION AGREEMENT dated May 22, 2000, by and between CHEVRON U.S.A. PRODUCTION COMPANY and RIDGELAKE ENERGY INC.

7) UNIT AGREEMENT FOR OUTER CONTINENTAL SHELF DEVELOPMENT AND PRODUCTION OPERATIONS ON THE 6050' SAND, RESERVOIR "C" UNIT, dated effective April 1, 2000, MMS Unit Agreement No. 754300007.

8) OFFSHORE UNIT OPERATING AGREEMENT, 6050' SAND RESERVOIR "C" UNIT, dated effective April 1, 2000, by and between RIDGELAKE ENERGY INC. and CHEVRON U.S.A. PRODUCTION COMPANY.

9) OFFSHORE OPERATING AGREEMENT dated effective May 16, 1999, by and between RIDGELAKE ENERGY, INC. and CHEVRON U.S.A. PRODUCTION COMPANY and covering portions of OCS-G 3194 and OCS-G 8461, Main Pass Block 59.

10) OIL GRAVITY DIFFERENTIAL ADJUSTMENT LETTER AGREEMENT dated September 23, 1999, by and between CHEVRON U.S.A. PRODUCTION COMPANY and RIDGELAKE ENERGY, INC.

11) LETTER AGREEMENT dated June 19, 2001, amending that certain OIL GRAVITY DIFFERENTIAL ADJUSTMENT LETTER AGREEMENT dated September 23, 1999, by and between CHEVRON U.S.A. PRODUCTION COMPANY and RIDGELAKE ENERGY, INC.

12) ASSIGNMENT OF OPERATING RIGHTS dated June 22, 2000, but effective May 16, 1999, from CHEVRON U.S.A. INC. to RIDGELAKE ENERGY, INC., covering portions of OCS-G 3194, Main Pass Block 59.

13) ASSIGNMENT OF OPERATING RIGHTS dated June 12, 2000, but effective May 16, 1999, from CHEVRON U.S.A. INC. to RIDGELAKE ENERGY, INC., covering portions of OCS-G 8461, Main Pass Block 59.

14) ASSIGNMENT OF OPERATING RIGHTS dated June 15, 2001, but effective April 1, 2001, from RIDGELAKE ENERGY, INC. to CHEVRON U.S.A. INC., covering portions of OCS-G 3194, Main Pass Block 59.

15) ASSIGNMENT OF OPERATING RIGHTS dated June 15, 2001, but effective April 1, 2001, from RIDGELAKE ENERGY, INC. to CHEVRON U.S.A. INC., covering portions of OCS-G 8461, Main Pass Block 59.

16) MINERALS MANAGEMENT SERVICE letter dated March 23, 1999, to CHEVRON U.S.A. INC., permitting Chevron to produce the OCS-G 8461 Well No. 1 S/T #1 in the 5500' sand reservoir within 500' of the lease line between OCS-G 8461 and OCS 0379, Main Pass Block 59.

17) CRUDE OIL PURCHASE CONTRACT (PMPL Contract No. 4568-1001) by and between Ridgelake Energy, Inc. and Plains Marketing, LP, effective Janaury 1, 2002.

18) AMENDMENT TO CRUDE OIL PURCHASE COTNRACT (PMPL Contract No. 4568-1001) effective March 1, 2002,by and between Ridgelake Energy, Inc. and Plains Marketing L.P.

                                     EXHIBIT "C"
                   Farmout Agreement, Amendments and Modifications

                   Attached to and made a part of that certain
                   Purchase and Sale Agreement dated Effective
                            March 1, 2004, by and between
                             Ridgelake Energy, Inc. and
                             Petroreal Main Pass L.L.C.


1) FARMOUT AGREEMENT dated November 30, 1998, by and between CHEVRON U.S.A. PRODUCTION COMPANY, a division of CHEVRON U.S.A. INC. and RIDGELAKE ENERGY, INC.(See Document #C-1 attached.)

19) MEMORANDUM OF UNDERSTANDING dated November 30, 1998, by and between CHEVRON U.S.A. PRODUCTION COMPANY and RIDGELAKE ENERGY INC. (See Document #C-2 attached.)

20) LETTER AGREEMENT AMENDMENT AND ADDENDUM TO FARMOUT AGREEMENT DATED NOVEMBER 30, 1998, dated December 14, 1998, by and between CHEVRON U.S.A. PRODUCTION COMPANY and RIDGELAKE ENERGY INC. (See Document #C-3 attached.)

21) LETTER AGREEMENT AMENDMENT NO. 2 AND ADDENDUM TO FARMOUT AGREEMENT DATED NOVEMBER 30, 1998, dated April 6, 1999, by and between CHEVRON U.S.A. PRODUCTION COMPANY and RIDGELAKE ENERGY INC. (See Document #C-4 attached.)

22) LETTER AGREEMENT AMENDMENT NO. 3 AND ADDENDUM TO FARMOUT AGREEMENT DATED NOVEMBER 30, 1998, dated May 12, 1999, by and between CHEVRON U.S.A. PRODUCTION COMPANY and RIDGELAKE ENERGY INC. (See Document #C-5 attached.)

23) LETTER AGREEMENT AMENDMENT NO. 4 AND ADDENDUM TO THE FARMOUT AGREEMENT DATED NOVEMBER 30, 1998, dated April 14, 2000, by and between CHEVRON U.S.A. PRODUCTION COMPANY and RIDGELAKE ENERGY INC. (See Document #C-6 attached.)

24) COMPRESSION AGREEMENT dated May 22, 2000, by and between CHEVRON U.S.A. PRODUCTION COMPANY and RIDGELAKE ENERGY INC. (See Document #C-7 attached.)

                                     EXHIBIT "D"
                                  Proposed Pipeline

                   Attached to and made a part of that certain
                   Purchase and Sale Agreement dated Effective
                            March 1, 2004, by and between
                             Ridgelake Energy, Inc. and
                             Petroreal Main Pass L.L.C.


            That certain pipeline designed to carry bulk oil and water production from the Main Pass Block 59 "A" Platform to Chevron Texaco's processing facilities.

                               FIRST AMENDMENT TO
                           PURCHASE AND SALE AGREEMENT
                                 BY AND BETWEEN
                           RIDGELAKE ENERGY, INC. AND
                           PETROREAL MAIN PASS, L.L.C.


            WHEREAS, Ridgelake Energy, Inc. ("Seller") and PetroReal Main Pass, L.L.C. ("Purchaser") entered into that certain Purchase and Sale Agreement dated May 10, 2004 ("Agreement"), concerning the purchase by Purchaser of all of Seller's right, title and interest in and to Main Pass Block 59 Field more fully described in the Agreement as the "Assets." All terms used but not defined herein shall have the meaning given to them in the Agreement; and

            WHEREAS, Purchaser and Seller desire to amend the aforementioned Purchase and Sale Agreement by changing the Effective Date from 7:00 a.m. C.D.S.T., March 1, 2004 to 7:00 a.m. C.D.S.T., April 1, 2004 and the time for Closing from 10:00 a.m., C.D.S.T., on July 1, 2004 to 10:00 a.m. C.D.S.T., August 1, 2004.

            NOW THEREFORE, for and in consideration of the premises, the receipt and sufficiency of which are hereby acknowledged, the Agreement is hereby amended to provide that the Effective Date is 7:00 a.m. C.D.S.T., April 1, 2004 and the Closing shall take place on or before 10:00 a.m. C.D.S.T., August 1, 2004.

            Except as amended herein all of the terms and conditions contained in the Agreement remain in full force and effect.

            IN WITNESS WHEREOF, the parties have executed this First Amendment to Purchase and Sale Agreement this _____ day of July 2004.

                                     SELLER:

                                    RIDGELAKE ENERGY, INC.

                                    By:___________________________
                                    Name: William M. Hines
                                    Title: Vice-President

                                   PURCHASER:

                                    PETROREAL MAIN PASS L.L.C.


                                    By:____________________________
                                    Name: _________________________
                                    Title: __________________________

                               SECOND AMENDMENT TO
                           PURCHASE AND SALE AGREEMENT
                                 BY AND BETWEEN
                           RIDGELAKE ENERGY, INC. AND
                           PETROREAL MAIN PASS, L.L.C.

            WHEREAS, Ridgelake Energy, Inc. ("Seller") and PetroReal Main Pass, L.L.C. ("Purchaser") entered into that certain Purchase and Sale Agreement dated May 10, 2004, as amended by instrument dated July 7, 2004 ("Agreement"), concerning the purchase by Purchaser of all of Seller's right, title and interest in and to Main Pass Block 59 Field more fully described in the Agreement as the "Assets." All terms used but not defined herein shall have the meaning given to them in the Agreement; and

            WHEREAS, Purchaser and Seller desire to amend again the aforementioned Purchase and Sale Agreement by changing the Effective Date from 7:00 a.m. C.D.S.T., April 1, 2004 to 7:00 a.m. C.D.S.T., May 1, 2004, the time for Closing from 10:00 a.m., C.D.S.T., on July 1, 2004 to 10:00 a.m. C.D.S.T., August 13, 2004, and deleting certain provisions relative to forfeiture of the Deposit and Closing.

            NOW THEREFORE, for and in consideration of the premises, the receipt and sufficiency of which are hereby acknowledged, the Agreement is hereby amended to provide that the Effective Date is 7:00 a.m. C.D.S.T., May 1, 2004, the Closing shall take place on or before 10:00 a.m. C.D.S.T., August 13, 2004, and that Sections 2.3(b)(2), 4.4, 10.6, 10.7 and 10.8 of the Agreement are hereby deleted and of no further force and effect.

            Except as amended herein all of the terms and conditions contained in the Agreement remain in full force and effect.

            IN WITNESS WHEREOF, the parties have executed this Second Amendment to Purchase and Sale Agreement this _____ day of July 2004.

                                     SELLER:

                                    RIDGELAKE ENERGY, INC.

                                    By:___________________________
                                    Name: William M. Hines
                                    Title: Vice-President

                                   PURCHASER:

                                    PETROREAL MAIN PASS L.L.C.

                                    By:____________________________
                                    Name: _________________________
                                    Title: __________________________

                               THIRD AMENDMENT TO
                           PURCHASE AND SALE AGREEMENT
                                 BY AND BETWEEN
                           RIDGELAKE ENERGY, INC. AND
                           PETROREAL MAIN PASS, L.L.C.


      WHEREAS, Ridgelake energy, Inc. ("Seller") and PetroReal Main Pass, L.L.C. ("Purchaser") entered into that certain Purchase and Sale Agreement dated May 10, 2004, as amended by instruments dated July 7 and 29, 2004 ("Agreement"), concerning the purchase by Purchase of all of Seller's right, title and interest in and to Main Pass Block 59 Field more fully described in the Agreement as the "Assets"; and

      WHEREAS Purchaser and Seller desire to again amend the Agreement;

      NOW THEREFORE, for and in consideration of the premises, the receipt and sufficiency of which are hereby acknowledged, the Agreement is hereby amended as follows:

1. The Effective Date shall be 7:00a.m. C.D.S.T., September 1, 2004.

2. Section 2.1 of the Agreement is hereby amended to read as follows:

            2.1 Purchase Price: Method of Payment. The purchase price for the Assets shall be Fifty-Seven Million Seven Hundred Fifty Thousand and No/100 ($57,750,000.00) Dollars (the "Purchase Price"), which amount shall be adjusted as provided in Section 2.2 and paid at Closing by wire transfer of immediately available funds to an account designated by Seller, which designation shall be made not later than five (5) business days prior to the Closing.

3. Section 3.1 of the Agreement is hereby amended to read as follows:

            3.1 Option to Purchase of 2/7ths. If Purchaser timely acquires from Seller the Assets, Purchaser shall have the option ("Option") to acquire the remaining 2/7ths of Seller's right, title and interest in and to the assets described in Section 1.1(a), (b) and (c) ("2/7ths interest") for the sum of Nineteen Million Two Hundred Fifty Thousand and No/100 ($19,250,000.00) Dollars at a Closing to be held on or before March 31, 2005. Purchaser shall notify Seller no less than twenty (20) days before the date Purchaser desires to take title to the 2/7ths interest. Purchaser's failure to timely exercise the Option, including payment of its Purchase Price, shall result in the Option lapsing and ceasing to have any further force and effect. Purchaser may elect to acquire the 2/7ths interest at the Closing as defined in Section 11.1 hereof subject to the applicable provisions of this Article 3.

4. Subject to the provisions of numbered paragraph 5 below, the Closing shall occur on or before 10:00 a.m C.D.S.T., September 30,2004.

5. In the event Closing does not occur on or before September 13, 2004, this Agreement shall terminate and be of no further fares and effect unless prior to 5:00 p.m. C.D.S.T. on that date Purchaser increases the Deposit by an additional $1 million by paying such sum in cash to Seller. In the event the Deposit is timely so increased, then Purchaser shall have until September 30, 2004 to close the transaction contemplated herein.

      Except as amended herein all of the terms and conditions contained in the Agreement remain in full force and effect. All terms used by not defined herein shall have the meaning given to them in the Agreement.

      IN WITNESS SHEREOF, the parties have executed this Third Amendment to Purchase and Sale Agreement this 30th day of August 2004.


                                    SELLER:

                                    RIDGELAKE ENERGY, INC.



                                    By:
                                        --------------------------
                                    Name: William M. Hines
                                    Title: Vice-President



                                    PURCHASER:

                                    PETROREAL MAIN PASS L.L.C.


                                    By:
                                       ---------------------------
                                    Name: Brian Alexander
                                         -------------------------
                       .            Title:      Manager
                                           -----------------------------

                             RIDGELAKE ENERGY, INC.
                P.O. Box 8470 Metairie, Lousiana 70011 - 8470 USA
                  Telephone (504) 837-0444 Fax: (504) 831-3748


August 27, 2004

PetroReal Main Pass, L.L.C.
400 Poydras Street
Suite 1100
New Orleans, LA 70130

ATTENTION:   Mr. Frank A. Jacobs

             Re:  Purchase by PetroReal Main Pass, L.L.C
                  From Ridgelake Energy, Inc.
                  Main Pass Block 59 Field

Gentlemen:

      This is to confirm our understanding that contemporaneously with the Closing of the captioned transaction that PetroReal Main Pass L.L.C. ("PetroReal") shall grant to William A. Hines, William M. Hines and Louis F. Gilbert (in the aggregate "Assignees") the option to participate for up to a thirty(30%) working interest in any well in search of oil and/or gas drilled and/or to be completed in that certain area located within the Main Pass Block 59 Field cross-hatched on Exhibit A attached hereto and made part hereof ("Option"). The rights granted to Assignees under the Option shall be (i) free of any liens or encumbrances whatsoever, except that it shall be subject to the provisions of that certain Operating Agreement to be entered into by PetroReal and Chevron U.S.A. Inc. ("Chevron") with respect to Main Pass Block 59 Field and
(ii) may be exercised in full by one or more of the Assignees and/or their respective successors or assigns.

      Within no later than one (1) year form Closing, PetroReal shall propose the drilling of a well in search of oil and/or gas to be completed within the area subject to the Option. In the event the well is completed as a producer in paying quantities of oil and/or gas, Assignees shall have the right for a period of one year from the date of such completion to require PetroReal to propose the drilling of another well in search of oil and/or gas to be completed within the area subject to the Option.

      Within thirty (30) days after receipt of a written proposal for a well from either Chevron or PetroReal, Assignees shall advise PetroReal in writing of the percentage in which Assignees desire to participate in the drilling of said well up to Assignees' total interest under the Option ("Participating Interest'). Should the Assignees fail to timely provide PetroReal with a written designation of the Participating Interest, then Assignees shall be deemed to have elected not to participate in the well and shall have no further rights or obligations under this Agreement with respect to said well.

PetroReal Main Pass, L.L.C.
August 27, 2004
Page 2



      In the event PetroReal should elect to participate in less than its entire working interest ownership of the proposed well(s), Assignees shall have the right to participate in PetroReal's place with respect to the interest that PetroReal declines to participate in.

      If the foregoing correctly sets forth your understanding of our agreement, please sign the enclosed copy of this letter and return to the writer.


                              Yours very truly,



                              -------------------------------
                              WILLIAM A. HINES


THE FOREGOING CORRECTLY
SETS FORTH OUR AGREEMENT.

PETROREAL MAIN PASS, L.L.C.

By:
    --------------------------------
Title:      Manager
       -----------------------------------
Date:       8-30-04.
      ------------------------------------

                              FOURTH AMENDMENT TO
                           PURCHASE AND SALE AGREEMENT
                                 BY AND BETWEEN
                           RIDGELAKE ENERGY, INC. AND
                           PETROREAL MAIN PASS, L.L.C.


      WHEREAS, Ridgelake Energy, Inc. ("Seller") and PetroReal Main Pass, L.L.C. ("Purchaser") entered into that certain Purchase and Sale Agreement dated May 10, 2004, as amended by instruments dated July 7, July 29 and August 30, 2004 ("Agreement"), concerning the purchase by Purchase of all of Seller's right, title and interest in and to Main Pass Block 59 Field more fully described in the Agreement as the "Assets"; and

      WHEREAS Purchaser and Seller desire to again amend the Agreement;

      NOW THEREFORE, for and in consideration of the premises, the receipt and sufficiency of which are hereby acknowledged, the Agreement is hereby amended to provide that the Closing shall take place on or before 10:00a.m. C.S.T., November 15, 2004.

      Except as amended herein all of the terms and conditions contained in the Agreement remain in full force and effect. All terms used by not defined herein shall have the meaning given to them in the Agreement.

      IN WITNESS SHEREOF, the parties have executed this Third Amendment to Purchase and Sale Agreement this 7th day of October 2004.

                                    SELLER:

                                    RIDGELAKE ENERGY, INC.


                                    By:  /s/ William M. Hines
                                        -------------------------------
                                    Name: William M. Hines
                                    Title: Vice-President


                                    PURCHASER:

                                    PETROREAL MAIN PASS L.L.C.


                                    By: /s/ Brian Alexander
                                        -------------------------------
                                    Name: Brian Alexander
                                    Title:      Manager